Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND

NONCOMPETE AGREEMENT

This Second Amendment (the “Amendment”) to the Employment, Confidentiality and Non-compete Agreement dated the 7th day of March, 2004 as amended (the “Agreement”) is made effective as of January 5, 2007 between BUILD-A-BEAR WORKSHOP, INC. (“Company”) and ROBERT SCOTT SEAY (“Employee” or “Mr. Seay”).

Recital

Company and Employee previously entered into the Agreement whereby Company hired Employee to provide various services to Company under the title of President and Chief Operating Bear. Company and Employee now mutually desire to amend the Agreement pursuant to the terms of this Second Amendment.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1(a) of the Agreement is hereby amended as follows:

Employee is hereby employed by Company, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth. Employee shall serve as President and Chief Operating Bear, during the Employment Period, on a full-time basis. Employee shall carry out such duties as are assigned to him by Company’s President and Chief Executive Officer.

Section 3(a) of the Agreement is hereby amended as follows:

Base Salary. During the Employment Period, Company shall pay Employee as compensation for his services an annual base salary of not less than Three Hundred Seventy Thousand Dollars ($370,000), payable in accordance with the Company’s usual practices. Employee’s annual base salary rate shall be reviewed by Company’s Compensation Committee at least annually for increase following each fiscal year so that Employee’s salary will be commensurate for similarly situated executives with firms similarly situated to Company; provided, however, that if Employee’s individualized performance targets (set for each fiscal year by Employee and Employee’s team leader) are achieved, Employee’s annual base salary rate shall not be subject to decrease at any time during the Employment Period and shall be subject to annual increase by no less than the average percentage increase given to all other Company executive employees for such fiscal year (the “Average Increase”).

Section 3(b) of the Agreement is hereby amended as follows:

Bonus. Should Company exceed its sales, profits and other objectives for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year in the amount as determined by the Compensation Committee of the Board of Directors; provided however the potential bonus opportunity for Employee in any given fiscal year will be set by the Compensation Committee such that, if the Company exceeds its objectives, the Company will pay Employee an amount no less than fifty percent (50%) of the Employee’s base salary for such fiscal year. Any bonus payable to Employee will be payable in cash, stock or stock options, or a combination thereof, all as determined by the Compensation Committee. Unless a different payout schedule is applicable for all executive employees of the Company, any such cash bonus payment will be payable in a single, lump sum payment. In the event of termination of this Agreement because of Employee’s death or disability (as defined by Section 4.1(b)), termination by the Company without Cause pursuant to Section 4.1(c) or pursuant to Employee’s right to terminate this Agreement for Good reason under Section 4.1(d), the bonus criteria shall not change and any bonus shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder.

Such bonus, if any, shall be payable after Company’s accountants have finally determined the sales and profits and have issued their audit report with respect thereto for the applicable fiscal year, which determination shall be binding on the parties. Any such bonus shall be paid within seventy-five (75) days after the end of each calendar year, regardless of Employee’s employment status at the time payment is due. If timely payment is not made, the Company shall indemnify the Employee against any additional tax liability that the Employee may incur proximately as a result of the payment being made after the seventy-five day period.

Except to the extent expressly provided herein, the Agreement remains in full force and effect, in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the date indicated above.

ROBERT SCOTT SEAY		BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ Robert Scott Seay	By:	/s/ Maxine Clark
	Robert Scott Seay		Maxine Clark
Chief Executive Bear